Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release

Contact:	Ralph A. Beattie 972/770-5600

CAPITAL SENIOR LIVING CORPORATION
COMPLETES ACQUISITION OF CGI MANAGEMENT

•	Acquisition expected to be immediately accretive to earnings

•	Strategic alliance formed to pursue development and management opportunities

DALLAS – (BUSINESS WIRE) – August 23, 2004 – Capital Senior Living Corporation (“Capital”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced it has completed its previously announced transaction with The Covenant Group of Texas, Inc. (“TCG”) to acquire all of the outstanding stock of Covenant’s wholly owned subsidiary, CGI Management, Inc. (“CGIM”), a Fort Worth, Texas based company which currently operates 16 senior independent and assisted living communities, including seven senior living communities owned by TCG. After closing, Capital expects that 13 management contracts will continue. The 13 operating properties have a resident capacity of approximately 1,600.

Capital has received the exclusive right and option to purchase the seven senior living communities owned by TCG for $41M through February 17, 2007 and for $42M from February 18, 2007 through August 17, 2009. Capital has also received the right of first refusal to acquire the seven communities owned by TCG for a period of 15 years.

Capital paid $2.0 million in cash at closing on August 18, 2004 to acquire all of the outstanding stock of CGIM. Capital also made the first of four installment payments at closing in the amount of $250,000. Additional installments of $300,000, $400,000 and $650,000 are due on the first, third and fifth anniversaries of the closing. These four installments are subject to reduction if the management fees earned from the third party communities with various terms (including the three properties currently managed by CGIM which are not expected to continue) are terminated and not replaced by subsequent agreements during the period.

Capital estimates that the transaction will be accretive on a cash basis and GAAP basis. The Company anticipates initial management fee revenue of approximately $1.2 million per year and annual incremental expenses of approximately $0.5 million.

“Capital Senior Living and CGIM hold in common many shared values and a commitment to providing quality housing and services to seniors,” said James A. Stroud, Chairman of Capital. “Our new combined organization remains dedicated to enriching the daily lives of our senior residents by providing an environment that stimulates them physically, mentally, and emotionally.”

The CGIM portfolio includes 13 properties located in four states (Texas, Oklahoma, Arkansas and Mississippi) with a resident capacity of approximately 1,600. Approximately 78 percent of the portfolio is independent living and 22 percent is assisted living, with 95 percent of the revenues from private pay sources. The 13 operating communities have approximately 375 employees.

Capital and TCG have agreed to a strategic alliance to jointly pursue development and management opportunities for not for profit owners. TCG’s leadership as a successful senior living developer for tax-exempt owners will be complemented by Capital’s proven track record as a national operator of senior living communities. The strategic alliance is expected to provide Capital with a platform for additional external growth through long-term management contracts.

“The acquisition of CGIM will accelerate Capital’s business plan to grow through acquisitions and additional management assignments,” stated Lawrence A. Cohen, Chief Executive Officer of Capital. “The two organizations share many similarities that will advance a successful integration and we are optimistic that this acquisition will benefit our residents, family members, employees and shareholders.”

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently operates 55 senior living communities in 20 states with an aggregate capacity of approximately 8,500 residents, including 41 senior living communities which the Company owns or in which the Company has an ownership interest, and 14 communities it manages for third parties. In the communities operated by the Company, 85 percent of residents live independently and 15 percent of residents require assistance with activities of daily living.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-456-4533.

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